EXHIBIT 99.1

Ascent Solar Appoints New Board Member

THORNTON, Colo.--Nov. 3, 2011--Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state-of-the-art, flexible thin-film photovoltaic modules, announced today it appointed Victor Lee as a member of its Board of Directors.

Lee, age 44, is currently the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 17 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. As a Class 3 director for Ascent Solar, Lee will stand for election at the Company's 2014 stockholder meeting. Lee was appointed to the Board as the designee of TFG Radiant Investment Group Ltd. pursuant to the Stockholders' Agreement between the Company and TFG Radiant Investment Group Ltd., dated Aug. 12, 2011.

Lee began his career at Citibank N.A. handling small- and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999 he became managing director and Singapore Market Head in the Private Wealth Management Division at Deutsche Bank AG. From 2007 until 2009 he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Lee holds a bachelor's degree in accounting from the University of Wisconsin and a master's in wealth management from the Singapore Management University.

“We are pleased to welcome Victor to our Board and look forward to benefiting from his expertise and insights, as well as continued support from TFG Radiant,” stated Ron Eller, Ascent Solar president and chief executive officer.

About Ascent Solar Technologies:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions.  Additional information can be found at www.ascentsolar.com.

Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the SEC.

Contacts

Ascent Solar Technologies, Inc.
Investor Relations: 720-872-5140
ir@ascentsolar.com

Media & Public Relations Contact:
Brand Fortified
Kelly Brandner: 303-289-4303
kbrandner@brandfortified.com